Exhibit F


                              Troutman Sanders LLP
                              600 Peachtree Street
                             Atlanta, Georgia 30308
                                  404-885-3000


                                October 10, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Statement on Form U-1 of Southern Power Company

Ladies and Gentlemen:

          We are familiar with the statement on Form U-1, as amended, referred to above and, as counsel to Southern Power Company ("Southern Power"), are furnishing this opinion with respect to the proposed transactions contemplated in connection with the sale/leaseback of Plant Dahlberg as described in such statement on Form U-1.

          We are of the opinion that Southern Power is validly organized and duly existing as a corporation under the laws of the State of Delaware and that, upon the issuance of your order herein and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and such order:

          (a) all state laws applicable to the proposed transactions by Southern Power will have been complied with; and

          (b) the consummation of the proposed transactions by Southern Power will not violate the legal rights of the holders of any securities issued by Southern Power or any associate company thereof.

          We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                             /s/Troutman Sanders LLP